Exhibit 10.130

March 16, 2011

BY ELECTRONIC MAIL

Danna Rabin

Comverse, Inc.

Dear Danna,

Reference is made to the employment offer letter between Comverse, Inc. (“Comverse”) and you dated August 20, 2009, as amended from time to time (the “Employment Letter”). This letter further amends the Employment Letter and confirms our offer to you for the position of Senior Vice President, Go Live Services General Manager for Comverse and its subsidiaries. The position is being developed and will be based in Wakefield, Massachusetts, Mount Laurel, New Jersey or Tel Aviv, Israel, as described in greater detail below. You will serve in this new position effective March 3, 2011 (the “Effective Date”).

1.	Commencing on the Effective Date, your annual gross base salary will be $250,000, less lawful deductions, payable in accordance with the regular payroll practices of the Company. Thereafter, your annual base salary will be reviewed no less frequently than annually and Comverse may, in its discretion, make adjustments to your compensation due to business circumstances and your work performance. You and the Company have agreed that upon your relocation (as described in further detail below), your annual base salary shall be reduced from $250,000 to $240,000. As a non-exempt employee, you understand and agree that you are not eligible for overtime and to abide by Comverse’s United States Overtime Policy in effect at the time you earn overtime compensation. The Company’s United States Overtime Policy can be found on the Company’s intranet.

2.	In addition to your base salary, your maximum annual bonus opportunity for each fiscal year will be $320,000 and your target bonus opportunity will be $160,000 (and, in each case, will be reviewed and, if appropriate, adjusted if your annual base salary is adjusted other than with respect to the reduction contemplated herein upon relocation) and will be payable based upon the achievement of performance criteria. Any bonuses shall be payable in the fiscal year following the applicable fiscal year when bonuses are customarily payable under the Company’s regular payroll practices, but in no event later than 2 and 1/2 months following the end of the applicable fiscal year.

3.

You will be eligible to participate in any plan or arrangement offered from time to time to other similarly situated employees with respect to severance upon termination of employment. If you are terminated without cause by Comverse, you will be entitled to (i) a lump sum payment equal to the sum of (A) 50% of your annual base salary and (B) 50% of your target bonus and (ii) any annual bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year (but not later than 2-1/2 months after the end of such fiscal year). “Cause” shall, for the purpose of this offer, be defined as a good faith finding by Comverse of (i) a material violation of any of the provisions of this offer or the attached Confidentiality, Assignment of Inventions and Non-Competition Agreement, some other material breach of duty owed by you to Comverse, material violation of a material Comverse policy or procedure, (ii)

fraud or dishonesty, theft of Comverse assets, (iii) gross negligence or misconduct, or (iv) the conviction or plea of nolo contendere to a felony or crime of moral turpitude. As a condition precedent to receiving the payments contemplated by this paragraph, you will be required to execute and deliver to the Company a waiver and release substantially in the form attached to this offer letter as Addendum A.

4.	You will continue to be eligible to participate in its Executive Severance Protection Plan applicable to senior level executives such as yourself. The terms applicable to you will be revised such that, if a change in control occurs, and you are terminated without cause, under certain circumstances you would be eligible to (i) receive 75% of your annual base salary and target bonus amount as severance; (ii) receive the pro-rated amount of the actual bonus you would have earned for the year in which termination occurs; (iii) continue to receive health care and certain other benefits for a period of nine (9) months; and (iv) receive the benefit of the acceleration of all vesting for equity incentive awards.

5.	The Compensation and Leadership Committee recommended and the Board approved a grant of 40,000 deferred stock units representing the right to receive, upon vesting, shares of Comverse Technology, Inc. common stock (“Common Stock”) in accordance with the terms and conditions of the Company’s 2004 Stock Incentive Compensation Plan. Shares of Common Stock in respect of the award will vest and be delivered, contingent upon your continued employment with Comverse, over three years and will be subject to the other terms and conditions to apply to the annual grant of incentive equity to similarly situated executives to be recommended by the Compensation and Leadership Committee and approved by the Board.

During the term of your employment, you will be eligible to receive equity awards under the Comverse Technology, Inc. stock incentive plans based on your performance and the performance of the Company, as determined in the good faith discretion of the Comverse Technology, Inc. Board of Directors and/or Compensation and Leadership Committee, as applicable, and consistent with your role and responsibilities as Senior Vice President, Go Live Services General Manager of the Company, with such awards to be assessed on an annual basis.

6.	During your term of employment, you are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this offer letter, and the Company will reimburse you for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto.

7.	In accordance with Comverse’s relocation programs, policies and practices, you will be eligible for the relocation services and benefits described below. Comverse will provide the services and cover the costs incurred from the offered services listed below to relocate you to Wakefield, Massachusetts, Mount Laurel, New Jersey or Tel Aviv, Israel as you determine and where you will be based. You will be required to relocate no later than October 31, 2011.

Any relocation service not specifically provided below will not be part of the relocation services offered to you.

Upon relocation to Wakefield, Massachusetts or Mount Laurel, New Jersey,

•	Coach-class, (1)-way rail fare to such area for you, your spouse and child.

•	Movement of household goods by a company-approved shipment vendor (inclusive of packing, loading, insurance and thirty (30)-day storage of goods) from your current residence to such are.

•

General relocation receipts-driven reimbursements for relocation expenses up to $13,000.00, including real estate agents’ finder’s fee, commissions, one-time charges, etc. Reimbursement is limited to qualifying expenses listed in the Company’s relocation policy in effect at the time the reimbursement request.

With respect to any relocation to Tel Aviv, Israel, notwithstanding anything to the contrary in the Employment Letter, you will be entitled to (i) the benefits set forth in the addendum of the Employment Letter characterized as Repatriation to Home Country, with the exception that the receipts-driven reimbursement contemplated therein shall be increased from $9,000 to $13,000 and (ii) reimbursement of $6,000, representing the cost to obtain your green card for the United States.

If you voluntarily terminate or otherwise leave your employment for reasons within your own control, or if you are terminated by Comverse for Cause within one (1) year from the Effective Date, you will be required to promptly re-pay the costs of all relocation services provided to you and as contained within this offer and any other additional costs directly associated with your relocation, paid for or reimbursed by Comverse (collectively the “Relocation Expenses”). If you voluntarily terminate or otherwise leave your employment for reasons within your own control, or if you are terminated by Comverse for Cause more than one (1) year and less than two (2) years from the Effective Date, you will be required to promptly re-pay 50% of the Relocation Expenses, This amount due will be deducted from your final pay. If your final pay is not sufficient to cover all of the expenses, you agree to pay Comverse upon demand the remaining balance.

8.	Compliance with Code Section 409A

If any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”), and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date will be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this offer letter. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you will pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay you an amount equal to the amount of such premiums paid by you during such six-month period promptly after its conclusion.

Each of Comverse and you acknowledge and agree that the interpretation of Section 409A and its application to the terms of this offer letter is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to you that would be deemed to constitute

“nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and you agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to you the after-tax economic equivalent of what otherwise has been provided to you pursuant to the terms of this offer letter, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this offer letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All reimbursements for costs and expenses under this offer letter will be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Any tax gross-up payments under this offer letter will be paid in no event later than the end of the calendar year following the year in which any excise tax, income tax or other amount comprising a gross-up payment was remitted to the relevant taxing authority.

9.

Please be advised your employment with Comverse will continue to be “at will” which means that either you or Comverse may terminate your employment with the Company at any time with or without cause or advance notice. Subject to the other terms and conditions set forth in this letter, Comverse reserves the right to change your position, place of work, rate of pay, and/or other terms of your employment based upon the needs of the Company, but any such change shall be consistent with your position as a senior executive of the Company. The terms of this offer supersede any other agreements or promises, written or oral, made to you by anyone on behalf of the Company and you acknowledge that you have not relied upon any other written or verbal discussions concerning employment with Comverse. The terms of this offer cannot be modified or amended unless such a change is made in writing and signed by an authorized representative of the Company. It is understood and agreed that the Employment Letter, as amended to date, including by this letter, and the Employee Confidentiality, Intellectual Property, Non-Solicitation and Non-Competition Agreement, constitute the entire agreement between Comverse and you with respect to your employment by the Company. This offer letter is governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law unless superseded by federal law. You agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of the Employment Letter, as amended by this letter, shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and you consent to the jurisdiction of such court. Each party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this offer letter.

Other than as specifically set forth herein, the terms and conditions of your employment as set forth in your offer letter remain full force and effect. Please contact me if you would like to discuss further.

If you choose to accept this offer pursuant to the terms above, please sign below and return to Shefali Shah, Director of Comverse, Inc. Please keep copies of all signed documents for your own files.

Sincerely,

/s/ Shefali A. Shah
Shefali A. Shah
Director
Comverse, Inc.

I have read the foregoing and agree to these terms of employment with Comverse.

/s/ Danna Rabin
Danna Rabin

Date: March 16, 2011

ADDENDUM A

This RELEASE (“Release”) dated as of                          between Comverse, Inc., a Delaware corporation (the “Company”), and Danna Rabin (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment offer letter dated August 20, 2009, as amended from time to time, under which the Executive was employed to serve as the Company’s Vice President of Sales Operations (the “Offer Letter”); and

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective                     ; and

WHEREAS, pursuant to the Offer Letter, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Offer Letter, the Company and the Executive agree as follows:

1. The Executive, on her own behalf and on behalf of her heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each of their respective past, present and future officers, directors, agents, employees, shareholders, employee benefit plans and their administrators or fiduciaries, insurer of any such entities, and its and their successors and assigns and others related to such entities, in each case, only in such person’s capacity as such, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of her employment with the Company, or arising out of the separation from the Company, the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on her behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefits, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, tort, emotional distress, pain and suffering, breach of contract, fraud, defamation, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment, and any rights or claims under the Civil Rights Act of 1866; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Civil Rights Act of 1964, Title VII, as amended; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Worker Adjustment and Retraining Notification Act; or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on her behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer of Company in accordance with the Company’s By-laws and other agreements or the law, and as to continued coverage and rights under director and officer liability insurance policies, (ii) to the Executive and her eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants or any existing rights relating to outstanding incentive equity held by the Executive under written agreements relating to the same, or (iii) to pay any amounts payable under the terms of the Offer Letter (including, without limitation, any severance or other items payable following termination of Executive’s employment). In addition, Executive does not waive his right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however, Executive expressly waives her right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

3. The Executive acknowledges that before entering into this release, she has had the opportunity to consult with any attorney or other advisor of the Executive’s choice, and the Executive is hereby advised to do so if she chooses. The Executive further acknowledges that by signing this release, she does so of her own free will and act, that it is her intention to be legally bound by its terms, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this release other than the express terms set forth herein. The Executive further acknowledges that she has carefully read this release, knows and understands its contents and its binding legal effect, including the waiver and release of claims set forth in Paragraph 1 above.

4. The Executive acknowledges that she has been provided at least 21 days to review the release. In the event the Executive elects to sign this release prior to this 21 day period, she agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that she has 7 days after the signing hereof to revoke this release by so notifying the Company (200 Quannapowitt Parkway, Wakefield, Massachusetts, Attention: Human Resources) in writing, such notice to be received by the Company within the 7 day period. This Release shall not become effective or enforceable, and no payments under the release shall be made, until this seven (7) day revocation period expires without the Executive having revoked this release.

IN WITNESS WHEREOF, the parties have executed this release on the date first above written.